UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2026 (September 5, 2026)

Private Bancorp of America, Inc.

(Exact name of Registrant as Specified in Its Charter)

California	001-43397	80-0769276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9404 Genesee Ave., Suite 100
La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 875-6900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	PBAM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2026, Cory Stewart, Executive Vice President and Chief Financial Officer of Private Bancorp of America, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, CalPrivate Bank (the “Bank”), entered into an employment agreement with the Bank, effective as of September 5, 2026 (the “Employment Agreement”). The Employment Agreement has a three-year term, and pursuant to the Employment Agreement, Mr. Stewart’s minimum annual base salary is $425,000. Mr. Stewart’s base salary will be evaluated on an annual basis and may be adjusted by the Bank’s Board of Directors (the “Board”) in its sole discretion. Beginning with respect to the calendar year 2026 performance period, Mr. Stewart is eligible to receive a target annual incentive bonus of 40% of his base salary based on the Bank’s and/or the Company’s performance and his individual performance, which will be measured by achievement against any performance metrics as may be determined by the Board or the Bank’s Chief Executive Officer. Beginning in 2027, Mr. Stewart is also entitled to an annual award of restricted stock units pursuant to the Company’s then-effective long-term incentive plan in an amount up to 40% of his base salary should such annual award become fully vested and payable at the target amount payable. In addition, Mr. Stewart is eligible to participate in any employee benefit plans that the Bank provides for the benefit of its employees generally.

In the event of Mr. Stewart’s termination by the Bank without cause (as defined in the Employment Agreement) or Mr. Stewart’s resignation for good reason (as defined in the Employment Agreement), the Bank will pay Mr. Stewart: (1) any accrued but unpaid base salary; (2) a lump sum payment in an amount equal to 18 months of base salary plus a pro rata portion of the annual incentive bonus that Mr. Stewart would have earned with respect to the portion of the calendar year elapsed through the termination date, calculated based on performance year-to-date (or, if the bonus amount is not susceptible to calculation, an amount equal to a prorated annual incentive bonus based on the prior year’s annual incentive bonus); and (3) reimbursement for COBRA premiums until the earliest of (a) 12 months following the date of termination by the Bank without cause, or six months following the date of termination if termination is for good reason, and (b) the date on which Mr. Stewart becomes eligible to receive group health coverage from another employer. No payments will be made pursuant to clauses (2) or (3) above unless Mr. Stewart delivers an executed release of claims against the Bank and its affiliates in the form attached to his Employment Agreement, and such release has become effective.

In the event Mr. Stewart’s employment is terminated within one year after a change of control (as defined in the Employment Agreement), by the Bank without cause or by Mr. Stewart for good reason, Mr. Stewart will be entitled to (1) a lump sum payment in an amount equal to 24 months of base salary plus the full target annual bonus that Mr. Stewart could have earned for the year of termination; and (2) reimbursement of COBRA premiums until the earliest of (a) 12 months following the date of termination and (b) the date on which Mr. Stewart becomes eligible to receive group health coverage from another employer. No payments will be made pursuant to clauses (1) or (2) above unless Mr. Stewart delivers an executed release of claims against the Bank and its affiliates in the form attached to his Employment Agreement, and such release has become effective. The agreement provides that payments due to Mr. Stewart in the event of a change of control will be reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

The Employment Agreement provides that during Mr. Stewart’s employment and for an eight-month period after his employment ends, he will not solicit employees of the Bank, its subsidiaries, or affiliates.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 5, 2026, by and between CalPrivate Bank and Cory Stewart

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE BANCORP OF AMERICA, INC.

Date: September 11, 2026	By:	/s/ Richard L. Sowers
	Name:	Richard L. Sowers
	Title:	President and Chief Executive Officer